EXHIBIT 99.1
------------


JONES LANG LASALLE NEWS RELEASE

Contact:    Gayle Kantro (Chicago)
Phone:      +1 (00) 312 228 2795
Email:      gayle.kantro@am.jll.com



              JONES LANG LASALLE ANNOUNCES PROSPECTIVE CHANGES
                TO THE COMPOSITION OF ITS BOARD OF DIRECTORS


CHICAGO, APRIL 15, 2009 -- Jones Lang LaSalle Incorporated (NYSE: JLL) today announced certain prospective changes to the composition of its Board of Directors.

  . The Board has nominated Ming Lu to stand for election to the Board at its Annual Meeting of Shareholders to be held May 28, 2009. Based in Hong Kong, Mr. Lu is a Partner with KKR & Co., L.P., a leading global alternative asset manager sponsoring and managing funds that make investments in private equity, fixed income and other assets in North America, Europe, Asia and the Middle East. Prior to joining KKR in 2006, he was a Partner at JP Morgan Partners Asia Pte Ltd, a private equity fund focusing on investments in Asia, from 1999. Before that, Mr. Lu held senior positions at Lucas Varity, a global automotive component supplier, Kraft Foods International, and CITIC, the largest direct investment firm in China. Mr. Lu received a B.A. in economics from Wuhan University of Hydro-Electrical Engineering in China and an M.B.A. from the University of Leuven in Belgium.

  . Professor Henri-Claude de Bettignies, who has served on the Board since March 1999, has decided to retire from Board service effective May 28, 2009 and will not stand for re-election at the Annual Meeting. Professor de Bettignies holds the AVIVA Chair in Leadership and Responsibility at the European Institute of Business Administration (INSEAD) and is the Distinguished Professor of Globally Responsible Leadership at the China Europe International Business School (CEIBS).

  .   Alain Monie has decided to resign from Board service effective
      May 28, 2009 in order to devote more time to his other business activities and also will not stand for re-election at the Annual Meeting. Mr. Monie, who is President and Chief Operating Officer of Ingram Micro Inc. and a member of the board of directors of Amazon.com, Inc., has served on the Board since October 2005.

Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors, said, "Henri-Claude has enriched our Board's deliberations with his focus on corporate responsibility and leadership, and we have benefitted from Alain's experience in managing significant operations on three continents. Both of them have served with distinction and we are grateful to them for their dedicated service to our shareholders. We will miss them and wish them all the best."

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle, noted, "Ming's nomination for election to our Board reflects the depth and scope of his business career. With experience as a Partner in two major private equity firms, he has perspectives on conducting business across Asia that will be very useful to us as we continue to grow market share in that dynamic region."






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JONES LANG LASALLE ANNOUNCES PROSPECTIVE CHANGES
TO THE COMPOSITION OF ITS BOARD OF DIRECTORS



In addition to Ms. Penrose, Mr. Dyer, Professor de Bettignies and Mr. Monie, the other current members of the Board are Darryl Hartley-Leonard, Lauralee E. Martin, David B. Rickard, Thomas C. Theobald and, most recently, Roger T. Staubach and DeAnne Julius, who joined the Board in 2008.

Additional information about our 2009 Annual Meeting may be found in the firm's Proxy Statement, to be released to shareholders on April 16, 2009.





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